Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A
(Form Type)

AmerInst Insurance Group, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,500,000.00 (1)	0.00011020	$165.30 (2)
Fees Previously Paid	-		-
Total Transaction Value	$1,500,000.00 (1)
Total Fees Due for Filing			$165.30
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$165.30

(1)
Estimated solely for the purposes of calculating the filing fee, as of August 7, 2023, the underlying value of the transaction was calculated based on the aggregate purchase price payable to Protexure Insurance Agency, Inc. and Protexure Risk Purchasing Group, Inc. (together, “Protexure”) pursuant to that certain Asset Purchase Agreement, dated as of June 15, 2023, between Protexure and MAC 43, LLC.

(2)	The amount of the filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, was calculated by multiplying $1,500,000 by 0.0001102.